CLASS 2 DISTRIBUTION PLAN

I.    Investment Company:     TEMPLETON VARIABLE PRODUCTS SERIES FUND

II.   Funds:                  TEMPLETON ASSET ALLOCATION FUND
                              TEMPLETON BOND FUND
                              TEMPLETON DEVELOPING MARKETS FUND
                              TEMPLETON INTERNATIONAL FUND
                              TEMPLETON STOCK FUND
                              FRANKLIN S&P 500 INDEX FUND
                              FRANKLIN GROWTH INVESTMENTS FUND
                              FRANKLIN SMALL CAP INVESTMENTS FUND
                              FRANKLIN STRATEGIC INCOME INVESTMENTS FUND
                              MUTUAL SHARES INVESTMENTS FUND


                           PREAMBLE TO CLASS 2 DISTRIBUTION PLAN


TEMPLETON VARIABLE PRODUCTS SERIES FUND ("Investment Company") is an open-end management investment company organized as a Massachusetts business trust, which offers the shares of beneficial interest of its series (each, a "Fund") to certain life insurance companies ("Insurance Companies") for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life insurance policies (collectively, "Variable Contracts").

The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by the Investment Company for the Class 2 (the "Class") shares of each Fund named above, which Plan shall take effect on the date Class 2 shares of the Funds are first offered (the "Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Trustees of the Investment Company (the "Board"), including a majority of the Board members who are not interested persons of the Investment Company and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested Board members"), cast in person at a meeting called for the purpose of voting on such Plan.

The Board's approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit each Fund and its Class 2 shareholders.

                                     DISTRIBUTION PLAN

1. Each Fund shall pay Distributors, the Insurance Companies or others for activities primarily intended to sell Class 2 shares or Variable Contracts offering Class 2 shares. Payments made under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of contract owners or dealers and their representatives, and other distribution-related expenses, including a prorated portion of Distributors' or the Insurance Companies' overhead expenses attributable to the distribution of these Variable Contracts. Payments made under the Plan may also be used to pay Insurance Companies, dealers or others for, among other things, service fees as defined under NASD rules, furnishing personal services or such other enhanced services as a Fund or a Variable Contract may require, or maintaining customer accounts and records. Agreements for the payment of fees to the Insurance Companies or others shall be in a form which has been approved from time to time by the Board, including the non-interested Board members.

2. The maximum amount which may be paid by each Fund shall be a percentage, as indicated on Schedule A, per annum of the average daily net assets represented by shares of the Fund's Class 2. These payments shall be made quarterly by each Fund to Distributors, the Insurance Companies or others. Expenses in excess of these maximum annual rates that otherwise qualify for payment shall not be carried forward into successive annual periods.

3. In no event shall the aggregate asset-based sales charges exceed the amount permitted to be paid pursuant to the Rules of Conduct of the National Association of Securities Dealers, Inc.

4. Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies paid to it, to the Insurance Companies and to others under the Plan, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

5. The Plan shall continue in effect for a period of more than one year with respect to a Fund only so long as such continuance is specifically approved at least annually by a vote of the Board, including the non-interested Board members, cast in person at a meeting called for the purpose of voting on the Plan.

6. The Plan, and any agreements entered into pursuant to this Plan, may be terminated with respect to the Class 2 shares of any Fund at any time, without penalty, by vote of a majority of the outstanding Class 2 shares of the Fund or by vote of a majority of the non-interested Board members, on not more than sixty (60) days' written notice, or by Distributors on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the Management Agreement between the Investment Company on behalf of the Fund and the Fund's Adviser.

7. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent by any Fund pursuant to Paragraph 2 hereof without approval by a majority of the Fund's outstanding Class 2 shares.

8. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by a vote of the non-interested Board members cast in person at a meeting called for the purpose of voting on any such amendment.

9. So long as the Plan is in effect, the selection and nomination of the Investment Company's non-interested Board members shall be committed to the discretion of such non-interested Board members.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Investment Company, on behalf of the Class 2 shares of each Fund, and Distributors as evidenced by their execution hereof.

TEMPLETON VARIABLE PRODUCTS SERIES FUND



By:
      Charles E. Johnson
      President


FRANKLIN/TEMPLETON DISTRIBUTORS, INC.



By:
      Gregory E. Johnson
      President


_____, 1999







                     TEMPLETON VARIABLE PRODUCTS SERIES FUND
                            CLASS 2 DISTRIBUTION PLAN

                                   Schedule A

The following are the maximum amounts each Fund may pay under the accompanying Class 2 Distribution Plan, stated as a percentage per year of Class 2's average daily net assets represented by shares of Class 2.

FUND NAME                                 MAXIMUM ANNUAL PAYMENT RATE

TEMPLETON ASSET ALLOCATION FUND                0.25%
TEMPLETON BOND FUND                            0.15%
TEMPLETON DEVELOPING MARKETS FUND              0.25%
TEMPLETON INTERNATIONAL FUND                   0.25%
TEMPLETON STOCK FUND                           0.25%
FRANKLIN GROWTH INVESTMENTS FUND               0.25%
FRANKLIN S&P 500 INDEX FUND                    0.25%
FRANKLIN SMALL CAP INVESTMENTS FUND            0.25%
FRANKLIN STRATEGIC INCOME INVESTMENTS FUND     0.25%
MUTUAL SHARES INVESTMENTS FUND                 0.25%